Exhibit 99.1

BEAM ANNOUNCES LAUNCH OF CASH TENDER OFFERS TO REPURCHASE SELECT PUBLIC DEBT

Deerfield, Illinois, May 17, 2013 — Beam Inc. (NYSE: BEAM) today announced an initiative to refinance a portion of its currently outstanding debt in a favorable interest rate environment.

Beam has commenced cash tender offers to purchase any and all of its outstanding 6.375% Notes due 2014 (the “2014 Notes”) and up to a maximum aggregate principal amount of $175 million (the “2021-2036 Maximum Amount”) of the following notes (collectively, the “2021-2036 Notes” and, together with the 2014 Notes, the “Notes”):

•	8.625% Debentures due 2021;

•	7.875% Debentures due 2023;

•	6.625% Debentures due 2028; and

•	5.875% Notes due 2036.

The terms and conditions of the tender offers are described in Beam’s Offer to Purchase, dated May 17, 2013 (the “Offer to Purchase”). Each offer will expire at 11:59 p.m. New York City time on June 14, 2013, unless extended or terminated earlier (the “Expiration Date”).

Notes	Principal Amount Outstanding	Acceptance Priority Level(a)		Fixed Spread (Basis Points)	U.S. Treasury Reference Security	Early Tender Payment(b)
6.375% Notes due 2014	$326,414,000	—		50	0.75% due June 15, 2014	$30.00
8.625% Debentures due 2021	$59,300,000	1	(c)	130	1.75% due May 15, 2023	$30.00
7.875% Debentures due 2023	$113,792,000	1	(c)	155	1.75% due May 15, 2023	$30.00
6.625% Debentures due 2028	$200,000,000	2	(c)	190	1.75% due May 15, 2023	$30.00
5.875% Notes due 2036	$300,000,000	3	(c)	105	3.125% due February 15, 2043	$30.00

(a)	In addition to the Acceptance Priority Levels set forth in the table, if Beam elects to accept for purchase Notes validly tendered in the offers as of the Early Tender Date (as defined in the Offer to Purchase) on the Early Settlement Date (as defined in the Offer to Purchase), Notes tendered at or before the Early Tender Date will be accepted for purchase on the Early Settlement Date in priority to Notes tendered after the Early Tender Date.
(b)	Per $1,000 principal amount of Notes tendered at or before the Early Tender Date and accepted for purchase.
(c)	Acceptance of the 2021-2036 Notes is subject to the 2021-2036 Maximum Amount.

Beam will accept for purchase any and all validly tendered and not validly withdrawn 2014 Notes and up to the 2021-2036 Maximum Amount of the validly tendered and not validly withdrawn 2021-2036 Notes. To the extent the aggregate principal amount of 2021-2036 Notes validly tendered and not validly withdrawn pursuant to the offers exceeds the 2021-2036 Maximum Amount, Beam will accept such Notes for purchase based on priority level (subject to early settlement on the Early Settlement Date, as described below) and in the manner described in the Offer to Purchase. Additionally, if Beam elects to settle on the Early Settlement Date with respect to Notes tendered at or prior to the Early Tender Date, 2021-2036 Notes tendered at or prior to the Early Tender Date will be accepted for purchase on the Early Settlement Date in priority to 2021-2036 Notes tendered after the Early Tender Date. Beam currently expects to redeem, following the Expiration Date, all 2014 Notes that are not accepted for purchase in the tender offers in accordance with their terms. The offers are subject to various conditions, including Beam receiving net proceeds from a debt financing transaction (the “Debt Financing Transaction”) sufficient to purchase all Notes validly tendered and accepted for purchase pursuant to the tender offers and to redeem all 2014 Notes not accepted for purchase pursuant to the tender offers, plus all fees and expenses incurred in connection with the tender offers and the redemption of the 2014 Notes.

The Total Consideration for each $1,000 principal amount of Notes tendered pursuant to each of the offers will be equal to the price that results in a yield to maturity equal to (1) the yield to maturity on the applicable U.S. Treasury Reference Security identified in the list above, expected to be determined at 2 p.m. New York City time on June 3, 2013, plus (2) the fixed spread, listed above, for the applicable series of Notes. Holders of Notes that are validly tendered and not validly withdrawn at or before the Early Tender Date of 5:00 p.m. New York City time on May 31, 2013 will receive the Total Consideration for their Notes that are accepted for purchase, which includes an Early Tender Payment of $30.00 per $1,000 principal amount of Notes accepted for purchase. Holders of Notes that are validly tendered after the Early Tender Date and at or before the Expiration Date will not receive the Early Tender Payment. Holders who tender Notes can withdraw tenders at or before the Withdrawal Deadline of 5:00 p.m. New York City time on May 31, 2013, but not thereafter. Holders who tender Notes after the Withdrawal Deadline cannot withdraw their tenders.

In addition to any consideration received, holders who tender Notes that are accepted for payment in the offers will be paid any accrued and unpaid interest calculated up to but not including the applicable Settlement Date. The Early Settlement Date is expected to be June 10, 2013 and the Final Settlement Date is expected to be June 17, 2013.

BofA Merrill Lynch and Credit Suisse are the Dealer Managers for the offers. D.F. King & Co., Inc. is the Information Agent and Tender Agent for the offers. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the Offer to Purchase dated May 17, 2013, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (646) 855-3401 (collect) or Credit Suisse at (800) 820-1653 (toll-free) or (212) 325-2476 (collect). Requests for documents should be directed to D.F. King & Co., Inc. at (800) 769-4414 (toll-free) or (212) 269-5550 (collect).

This press release is neither an offer to sell nor a solicitation of an offer to buy the securities the subject of the Debt Financing Transaction.

About Beam Inc.

As one of the world’s leading premium spirits companies, Beam is Crafting the Spirits that Stir the World. Consumers from all corners of the globe call for the company’s brands, including Jim Beam Bourbon, Maker’s Mark Bourbon, Sauza Tequila, Pinnacle Vodka, Canadian Club Whisky, Courvoisier Cognac, Teacher’s Scotch Whisky, Skinnygirl Cocktails, Cruzan Rum, Hornitos Tequila, Knob Creek Bourbon, Laphroaig Scotch Whisky, Kilbeggan Irish Whiskey, Larios Gin, Whisky DYC and DeKuyper Cordials. Beam is focused on delivering superior performance with its unique combination of scale with agility and a strategy of Creating Famous Brands, Building Winning Markets and Fueling Our Growth. Beam and its 3,400 passionate associates worldwide generated 2012 sales of $2.5 billion (excluding excise taxes), volume of 38 million 9-liter equivalent cases and some of the industry’s fastest growing innovations.

Headquartered in Deerfield, Illinois, Beam is traded on the New York Stock Exchange under the ticker symbol BEAM and is included in the S&P 500 Index and the MSCI World Index. For more information on Beam, its brands, and its commitment to social responsibility, please visit www.beamglobal.com and www.drinksmart.com.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those described from time to time in the Company’s filings with the Securities and Exchange Commission.

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CONTACT
Media Relations	Investor Relations
Clarkson Hine	Tony Diaz
+1-847-444-7515	+1-847-444-7690
Clarkson.Hine@beamglobal.com	Tony.Diaz@beamglobal.com